Exhibit 10.1

P.O. Box 537012
Sacramento, California 95853-7012

Bryan P. Ramsey	Tel: ###-##-####
Vice President	Fax: 916-355-3522
Human Resources
July 2, 2009
John Joy
XXXXXXX
XXXXXXX, XX XXXXX
Dear John,
We are very excited by the prospect of your joining our team and believe you will make a significant contribution to the success of our business. On behalf of GenCorp Inc. (“the Company”), I am delighted to offer you the position of Vice President and Treasurer. In this position, you will report directly to Kathy Redd, our Vice President and Chief Financial Officer.
The details of your offer include:
–	Start Date: Your employment date with the Company will be determined upon completion of our post-offer, pre-employment screening process. The post-offer, pre-employment screening process should be completed as soon as possible. The desired start date is Monday, July 27, 2009.

–	Salary: Your monthly base salary will be $17,500 per month ($210,000 per annum).

–	Annual Bonus: As part of your annual total cash compensation, you will be eligible to participate in the GenCorp/Aerojet Incentive Plan. Your target annual incentive is 40% of your base salary. Incentive plan payments are contingent upon the financial performance of Aerojet and GenCorp, and your incentive may vary above or below the target level. Your eligibility to participate in the program is at the discretion of management. The Company may modify, change or cancel any of the Annual Incentive Plan, and may adjust any individual payment during the performance period or at any time prior to the payment date. Payment of the annual incentive amounts, even if performance goals are met, is at the discretion of the CEO and the Board of Directors. Annual incentive payments are payable in the quarter following the end of the fiscal year and in accordance with the Company’s regular pay practices. All bonus payments require you to be employed by the Company on the date of payment. It is agreed that 50% of the earnable bonus is guaranteed to be paid by March 2010.

–	Stock Appreciation Rights: You will be eligible to participate in the Stock Appreciation Rights (SARs) or similar programs applicable to corporate executives under the GenCorp 1999 Equity and Performance Incentive Plan. Grants typically are made on an annual basis, although the frequency of grants is subject to the

John Joy
July 2, 2009

discretion of the CEO and the Board of Directors. The number of SARs granted is based on competitive norms associated with base salary, subject to management’s judgment of the individual’s performance and potential.

You will be granted 10,000 SARs effective the date your employment begins. SARs will vest in two equal increments: the first, twelve (12) months after your date of hire; and the second, twenty-four (24) months after your date of hire.

–	Long-Term Incentive Program: You will be eligible to participate in the long-term incentive program under the 1999 Equity and Performance Incentive Plan or the 2009 Equity and Performance Incentive Plan as approved by the Board of Directors. Such grants are normally made during GenCorp’s first fiscal quarter. For 2009, the grants are expected to occur no later than September 2009.

–	Benefit Restoration Plan: For eligible employees, the Company has a non-qualified, unfunded, benefits restoration plan that is designed to restore 401(k) contributions that cannot be provided under the normal qualified plan due to certain Internal Revenue Code limitations.

–	Relocation: To assist you with your relocation to the Sacramento area, we are offering you the benefits outlined in the enclosed relocation summary. While the summary indicates a relocation allowance amount of $6,000, your relocation allowance will be $10,000 to be paid in a lump sum payment. Following your written acceptance of our offer, a Brookfield Global Relocation Services representative will contact you to initiate your move. All relocation activities must be completed within twelve (12) months from your start date. You should be aware that all payments for any and all costs associated with relocation shall be repaid to GenCorp should you resign or be terminated for cause within eighteen (18) months after hire.

–	Vacation: You will be eligible for three (3) weeks of paid vacation. Vacation accrues by pay period.

–	Benefits: The Company offers a comprehensive benefits program that provides a number of benefit levels and options from which to choose. Additional benefits information is enclosed with this letter.
The Company offers a drug-free work environment. It is the policy of the Company that all offers of employment are contingent upon successfully passing a post-offer substance abuse screening. The Company will not hire individuals who test positive for use of illegal drugs or improperly used legal drugs. Additionally, you must demonstrate your ability to satisfy all job-related physical requirements.
This employment offer is contingent upon reference checks and a background investigation as well as upon your receiving appropriate security clearances, if applicable. The first steps in our post-offer process are the completion of reference checks and the background investigation. We do not require any medical information from you at this time. After you have successfully completed these two screenings, we will notify you that you have made it to the final stage of

John Joy
July 2, 2009

our post-offer process. You will then be asked to submit to the post-offer medical evaluation (if required), drug test, and to demonstrate that you can satisfy the physical requirements of the job. A representative from the Company’s Human Resources or Health Services department will phone and/or email you regarding the specific date, time, and other details of your drug test and medical evaluation which will be scheduled with a doctor or occupational health clinic in your area.
Upon completion of all of our post-offer screening processes, we will mutually agree to your start date. The desired start date is July 27, 2009. On your first day, you will be asked to report to our Visitor Center located at the Company’s offices in Rancho Cordova, California, at 7:30 a.m. for a day of orientation activities. You will participate in an alternative work schedule that generally permits you to have every other Friday as a day “off”. Please note that eligibility for the 9/80 schedule is subject to change based upon business requirements.
We also require you to sign the enclosed copy of our mutual agreement to arbitrate claims, which provides an expedited, impartial dispute resolution procedure for any claims that may arise during or following your employment with GenCorp. By signing this offer and the mutual agreement to arbitrate claims, you are agreeing to have your claims ruled on by an impartial arbitrator and are waiving the right to a civil trial before a judge or jury.
Our offer is contingent upon your completing, signing and returning all of the enclosed documents. A checklist and a return envelope are included for your convenience.
Because the position you are being offered requires eligibility for a U.S. security clearance, you will be required to provide proof of U.S. citizenship on your first day of work. You may provide this proof in one of the following required forms (please bring your documents with you on your start date):
–	An original or certified copy of a birth certificate;

–	A certificate of naturalization;

–	A Certificate of Citizenship issued by the Immigration and Naturalization Service (INS);

–	A Report of Birth Abroad of a Citizen of the United States of America (Form FS-240);

–	A Certificate of Birth (Form FS-545 or DS-1350);

–	A passport, current or expired; or

–	A Record of Military Processing-Armed Forces of the United States (DD Form 1966), provided it reflects U.S. citizenship.
Additionally, the Company is required by Federal law to verify all new employees’ legal right to work in the United States. Our offer is conditioned upon your providing this proof. It is not necessary to provide proof now, but you must provide proof of your legal right to work in the United States on your first day of work. The documents described in the enclosed list are acceptable for this purpose. If you will have any difficulty providing this documentation on your start date, please notify us immediately.
The term of your employment will be indefinite in duration and therefore, subject to termination at will by notice from you or the Company. You acknowledge, by signing this letter, that your

John Joy
July 2, 2009

employment with the Company is at-will. Nothing in this offer letter, including the relocation program, should be construed as a modification of this employment at-will policy. This means your employment can be terminated, with or without cause, and with or without notice, at any time, at your option or at the Company’s option. Although other terms and conditions of employment may change, this at-will employment will remain in effect throughout your employment with the Company, unless it is modified by an express written employment contract for a specified term which is signed by you and an officer of GenCorp.
Lastly, this letter incorporates all of the elements of our employment offer, subject to the more definitive terms of the GenCorp Human Resources policies and employee benefits plans. Summary descriptions of the GenCorp employee benefit plans are available upon request. There are no other terms or conditions of employment, and your acceptance of this offer acknowledges that no one provided additional promises or incentives for you to accept employment with GenCorp.
Scott, Kathy and I are pleased to welcome you to the GenCorp team. If you have any questions, please feel free to contact me at 916-355-2072. To indicate your agreement with the above terms of your employment offer, please sign below and return one copy of this letter to me in the enclosed return envelope.
Sincerely,
/s/ Bryan P. Ramsey
Bryan P. Ramsey
Vice President
Human Resources
Enclosures
Accepted this 2nd day of July, 2009

Signature:	/s/ John Joy

John Joy